UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   O'HARA, PETER C.
   Capital Management of L.I.N.Y., Inc.
   375 Commack Road
   Deer Park, N.Y.  11729
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Checkers Drive-In Restaurants, Inc.
   CHKR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |8/9/99|C   | |2,083 (1)         |A  |$2.87      |2,083              |      |                           |
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1.  Shares held by reportin|      |    | |                  |   |           |                   |      |                           |
g person were subject to a |      |    | |                  |   |           |                   |      |                           |
1-for-12 reverse           |      |    | |                  |   |           |                   |      |                           |
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stock split effective 8/9/9|      |    | |                  |   |           |                   |      |                           |
9; does not include 167 sha|      |    | |                  |   |           |                   |      |                           |
res owned by               |      |    | |                  |   |           |                   |      |                           |
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reporting person's mother o|      |    | |                  |   |           |                   |      |                           |
f which he disclaims benefi|      |    | |                  |   |           |                   |      |                           |
cial ownership.            |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Director Stock Option |$1.78   |8/17/|A   | |A          |A  |8/17/|8/17/|Common Stock|10,000 |       |            |D  |            |
(right to buy)        |        |99   |    | |           |   |99   |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |20,000      |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
PETER O'HARA